As filed with the Securities and Exchange Commission on September 9, 2016
Registration No. 333- ________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nationstar Mortgage Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	45-2156869
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
8950 Cypress Waters Blvd.
Coppell, TX 75019
(469) 549-2000
(Address of Registrant’s Principal Executive Offices)

Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan
(Full Title of the Plan)

Anthony W. Villani
Executive Vice President & General Counsel
8950 Cypress Waters Blvd.
Coppell, TX 75019
(469) 549-2000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:
Arthur H. Kohn, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Nationstar Mortgage Holdings Inc. Common Stock, par value $0.01, under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan	6,000,000	$16.17	$97,020,000	$9,769.92

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Nationstar Mortgage Holdings Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) that become issuable under the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan as a result of stock splits, stock dividends, recapitalization or similar adjustments of the outstanding shares of Common Stock of the Registrant.

(2)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock of the Registrant as reported on the New York Stock Exchange on September 6, 2016.

EXPLANATORY NOTE
In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 6,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Nationstar Mortgage Holdings Inc. (the “Company”), for issuance pursuant to benefits awarded under the Company’s Second Amended and Restated 2012 Incentive Compensation Plan (the “Incentive Plan”).  The contents of the Registration Statement on Form S-8 filed with respect to the Incentive Plan, as filed with the Securities and Exchange Commission on August 15, 2012 (Registration Statement No. 333-183332) is, to the extent not modified herein, hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit		Incorporated by Reference				Filed
Number	Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-174246	3.1	February 24, 2012

4.2	Amended and Restated Bylaws of the Registrant	S-1	333-174246	3.2	February 24, 2012

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP					X

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)					X

99.1	Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan	8-K	001-35449	10.1	May 12, 2016
SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on the 9th day of September, 2016.

Nationstar Mortgage Holdings Inc.

By:	/s/ Robert D. Stiles
Robert D. Stiles
Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Anthony W. Villani, Robert D. Stiles and Elizabeth Giddens, and each of them, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on the 9th day of September, 2016.

Signature	Title

/s/ Jay Bray
(Jay Bray)	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ Robert D. Stiles
(Robert D. Stiles)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert H. Gidel
(Robert H. Gidel)	Director
/s/ Roy Guthrie
(Roy Guthrie)	Director
/s/ Brett Hawkins
(Brett Hawkins)	Director
/s/ Michael D. Malone
(Michael D. Malone)	Director